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                                  EXHIBIT 23.1


                         Independent Auditors' Consent

The Board of Directors
Input/Output, Inc.:




We consent to incorporation by reference in the registration statements (
No. 33-54394, No. 33-46386, No. 33-50620, No. 33-85304, No. 333-14231,
No. 333-24125, No. 333-80927, No. 333-80299 and No. 333-36264) on Form S-8 of
Input/Output, Inc. of our report dated July 17, 2000, relating to the consolidated balance sheets of Input/Output, Inc. and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended May 31, 2000, and the related financial statement schedule, which report appears in the May 31, 2000 annual report on Form 10-K of Input/Output, Inc.




Houston, Texas
August 17, 2000